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                                                                    EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Miami Aircraft Support, Inc.:

We consent to the inclusion of our report dated February 26, 1999, except as to note 11 which is as of May 28, 1999, relating to the consolidated balance sheets of Miami Aircraft Support, Inc. as of December 31, 1997 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the registration statement of Worldwide Flight Services, Inc. and to the reference of our firm under the heading "Experts".


                                             /s/ KPMG LLP

October 1, 1999